EXHIBIT 10.6

WELLS FARGO BANK, N.A. REVOLVING LINE OF CREDIT
DATED AUGUST 28, 2007

WELLS
FARGO
BUSINESS LENDING
CONFIRMATION LETTER

August 28, 2007

V2K WINDOW FASHIONS INC.
13949 W. Colfax Ave Suite #250
Lakewood, CO  80401

RE:  $250,000.00   Revolving Line of Credit

WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) agrees to make available to V2K WINDOW FASHIONS INC (“Borrower”) a Revolving Line of Credit (the “Credit”).  The Credit shall bear interest and be repayable in accordance with the terms and conditions of the Agreement.  The Agreement consists of (1) this Confirmation Letter (this “Letter”), (2) the Business Lending Disclosure dated May 01, 2004 (the “Disclosure”) and (3) any related Documents.  All terms and conditions of the Disclosure and Related Documents are incorporated herein by reference for all purposes.  All capitalized terms not defined in this Letter are defined in the Disclosure.

Promise To Pay.  Borrower promises to pay to Bank, or order, the principal amount of $250,000.00, or so much as may be advanced and outstanding from time to time, together with interest on the outstanding principal balance.  Borrower will pay Bank at Bank’s address shown in this letter or at such other place as Bank may designate in writing.

Availability Period.  The Availability Period ends on August 30, 2008.  During the Availability Period Borrower may borrow, repay, and borrow again from time to time under this revolving line of credit up to the Credit Limit.

Floating Interest Rate.  Interest shall accrue on the unpaid outstanding principal balance of the Credit at a floating rate per annum equal to the Index plus .000%.  The “Index” is the Prime Rate set by Bank from time to time, which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto.  Each change in the Index shall become effective on the date of each change in the Prime Rate.  The interest rate will change as and when the Index changes.  The interest rate initially applicable to the Credit will be approximately 8.250% per annum.

Interest Accrual Basis.  Interest shall be computed on an actual/360 simple interest basis; that is, by multiplying the annual interest rate, times the outstanding principal balance, times the actual number of days the principal is outstanding and dividing by a year of 360 days.

Repayment.  Interest as it accrues shall be due and payable Monthly, commencing on September 30, 2007 and continuing on the last day of each month thereafter until maturity.  The Credit shall mature on August 30, 2008, at which time all unpaid principal, accrued interest, and any other unpaid amounts shall be due and payable in full.  Unless otherwise agreed, all sums received from Borrower may be applied to interest, fees, principal, or any other amounts due to Bank in any order at Bank’s sole discretion.

Payment and Rate Adjustments.  If Bank fails for any reason to timely or properly adjust the interest rate or payment amount, Bank may retroactively correct the interest rate and reamortize and adjust the payment amount at any subsequent time as may be appropriate to restore the intended amortization schedule.  Borrower will promptly notify Bank of any such oversight upon discovery of same.  In no event shall Bank’s failure to properly reamortize or adjust payments result in a forgiveness of any portion of the indebtedness.

Payment Due Date Deferral  Payment statements will be sent on a date (the “billing date”) which is prior to each payment due date.  If this Credit is booked after the billing date for the first scheduled payment, Bank may defer each scheduled payment date and the maturity date by one month.

Job #1697533203 Application #889540340  Revolving Line of Credit   1   08/28/2007  Vers. 2

Automatic Debit of Payments.  Borrower agrees to maintain Wells Fargo Bank, National Association deposit account number 2500197658 from which Bank is authorized to debit loan payments, fees and such other sums as may be payable under the Agreement or Related Document as they become due with respect to this Credit and any renewals and extensions of this Credit, and shall keep such deposit account in good standing at all times.  This authorization shall remain in full force and effect until discontinued by Bank, or written revocation from Borrower has been received and processed by Bank at its office at Business Lending, San Antonio PO Box 659713, San Antonio, TX 78265.  If this authorization is revoked, or if the account is not maintained in good standing, or if Bank is not able to collect such amounts from the account as they become due for any reason, then Bank may increase the pre-maturity interest rate applicable to this Credit immediately and without notice by one quarter percent (1/4%).

Collateral.  Subject to the terms and conditions of the Disclosure, as security for the obligations set forth in Section 2.1 of the Disclosure, V2K WINDOW FASHIONS INC, as Grantor, pledges and grants to Bank a first priority security interest in the following personal property, whether existing or hereafter arising, now owned or hereafter acquired, and wherever located, and all Proceeds of the foregoing (including insurance):

All of Grantor’s Personal Property.

The property described in Exhibits (if any) attached hereto and made a part hereof.

Late Charges.  For each payment of principal, interest, and/or fees which has not been paid in full within fifteen days after its date due, Borrower will pay to Bank a late charge of $15.00 or five percent (5%) of the amount due, whichever is greater.  Borrower acknowledges and agrees that the amount of this late fee is reasonable with respect to this Credit, taking into account Bank’s expectation of timely receipt of payments with regard to the favorable pricing of this Credit, and the operational, administrative and regulatory burdens flowing from late payments and delinquencies.  To the extent this late fee or any other fee or charge set forth in this Agreement may be prohibited or exceed any limit provided by any present or future applicable law, such fee or charge shall be reduced to the maximum amount allowed.

Overdraft Protection for Lines of Credit.  Bank is hereby requested and authorized to automatically advance funds under this Credit to cover overdrafts in account number 3202540013 (the “Account”) in the name of V2K WINDOW FASHIONS INC (the “Account Holder”).  Bank may in its sole discretion decline to advance funds if the Account is not in good standing, if this Credit or a related agreement is in default, if Bank believes that the overdraft results from a payment on the Credit, if the advance would cause the outstanding balance of the Credit to exceed the maximum amount available, or if Bank in good faith believes for any other reason that the advance may not be proper.  This authorization shall remain in full force and effect during the term of the Credit and any extension, renewal or modification thereof, until a reasonable period of time following Bank’s receipt at its office at Business Lending, San Antonio PO Box 659713, San Antonio, TX  78265 of written revocation of this authorization from Borrower or the Account Holder.  This authorization does not in any way affect or reduce any liability or obligation of the Account Holder.

Trade Finance Subfeature.  At Bank’s sole discretion, Bank may make available to Borrower a Letter of Credit Subfeature and/or a Foreign Exchange Subfeature in an amount not to exceed in the aggregate the lesser of $250,000.00 or the available principal amount of the Credit.  Such subfeature(s) shall be subject to the terms of the Disclosure and all additional agreements pertaining to such services.  A Letter of Credit Subfeature simplifies the issuance of commercial and/or standby letters of credit; however, this is not a commitment to issue letters of credit.  The issuance of any letter of credit is subject to the Bank’s discretion, the execution of additional letter of credit agreements, and other conditions.

Prepayment Terms.  Borrower may prepay principal of the Credit at any time, in any amount, without penalty.

Other Indebtedness.  Borrower will not obtain a working capital line of credit from another Bank without the prior written consent of Bank.

Additional Provisions.  This document may be signed in any number of separate copies, each of which shall be effective as an original, but all of which taken together shall constitute a single document.  An electronic transmission or other facsimile of this Letter or any signed document shall be deemed an original and shall be admissible as evidence of the document and the signer’s execution.  The Agreement shall be governed by the laws of the state of Colorado and applicable Federal law except to the extent any related document is governed by the law of another state due to the location of the collateral.

Job #1697533203 Application #889540340  Revolving Line of Credit   1   08/28/2007  Vers. 2

Purpose.  The proceeds of the Credit shall be used solely for business or commercial purposes.

Related Documents.  The Credit also is conditioned upon execution and delivery of this Confirmation Letter and the following Related Documents:

Privacy Policy

At the time the Agreement is signed and delivered to Bank, the persons signing below, including without limitation the Borrower(s), any Grantor(s) and any Guarantor(s), acknowledge receipt of the Agreement, including the Disclosure and Related Documents, and accept all terms and conditions contained in them.  Unless a fully signed copy of the Letter and all Related Documents is received by Bank within 30 days, this offer to extend credit will expire.  This offer is not transferable or assignable, and may be withdrawn or modified at any time prior to Bank’s receipt of the above fully signed documents.

Final Agreement.  The persons and entities signing below (“Party”, or collectively, the “Parties”) acknowledge and agree that each Party’s execution of this Agreement constitutes acknowledgment that such Party (i) agrees that there are no oral agreements relating to this Credit (this “Loan”), (ii) agrees that agreements will be binding upon Bank only if in writing and signed by Bank, and (iii) acknowledges receipt of the following Notice, and to the fullest extent allowed by law, agrees to be bound by the terms of this Agreement and this Notice:

NOTICE:  THIS DOCUMENT AND ALL OTHER DOCUMENTS RELATING TO THIS LOAN CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THIS LOAN.

If you have any questions, please contact me at (303) 863-5689.  For future reference, please send all correspondence to the Bank to the following address:  1740 Broadway, C7300-494, Denver, CO 80274.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:   /s/ Lindsay Prime
Name:  Lindsay Prime
Title:  Lender

Dated:  August 28, 2007

Job #1697533203 Application #889540340  Revolving Line of Credit   1   08/28/2007  Vers. 2

Borrower Acknowledgment and Acceptance:

By signing below, Borrower acknowledges receipt of the Agreement, including the Disclosure and Related Documents, and agrees to the terms and provisions contained in them, including without limitation the prepayment penalty described in the Prepayment section of this Letter, if any.

Borrower represents and warrants that the primary business address is 13949 W. Colfax Ave Suite #250, Lakewood, CO 80401.

V2K WINDOW FASHIONS INC

By: /s/ Gordon E. Beckstead	By: /s/ Robert J. Wittenbrink
Name: Gordon E. Beckstead	Name: Robert J Wittenbrink
Title: owner	Title: owner

By: /s/ Victor J. Yosha	By:
Name: Victor J Yosha
Title: owner

Grantor Acknowledgment and Acceptance:

By signing below, Grantor acknowledges receipt of a copy of the Disclosure and agrees to the terms and provisions of this Letter and Section 2 of the Disclosure.

Grantor represents and warrants:  (a) All Collateral consisting of tangible personal property (except goods in transit) is located or domiciled at the following address(es):  13949 W. Colfax Ave Suite #250, Lakewood, CO  80401 (b) V2K WINDOW FASHIONS INC is Incorported/Formed/Registered in the state of CO and located at 13949 W. Colfax Ave Suite #250, Lakewood, CO  80401.

V2K WINDOW FASHIONS INC

By: /s/ Gordon E. Beckstead	By: /s/ Robert J. Wittenbrink
Name: Gordon E. Beckstead	Name: Robert J Wittenbrink
Title: owner	Title: owner

By: /s/ Victor J. Yosha	By:
Name: Victor J Yosha
Title: owner

Job #1697533203 Application #889540340  Revolving Line of Credit   1   08/28/2007  Vers. 2

Guarantor Acknowledgment by Individual Guarantor(s):

By signing below, each of the undersigned Guarantors in his/her individual capacity acknowledges receipt of a copy of the Disclosure, agrees to the terms and provisions of this Letter and Section 3 of the Disclosure, and individually guarantees payment of the Credit, together with all liability under any swap, derivative, hedge or similar transaction or arrangement related to said Credit, up to a maximum principal amount of $105,000.00 (the “Guaranteed Indebtedness”), plus interest, costs and fees as described in the Disclosure.  Guarantor’s address is:  178 E 11th Ave, Broomfield, CO  80020-1290.  In addition, each Guarantor understands that this Guaranty is effective upon Guarantor’s execution and delivery of the Guaranty to Bank and that the Guaranty will continue until terminated in the manner set forth in the section of the Disclosure entitled “Duration of Guaranty”.  No formal acceptance by Bank is necessary to make the Guaranty effective.

Robert J Wittenbrink

/s/ Robert J. Wittenbrink
Name: Robert J Wittenbrink

Guarantor Acknowledgment by Individual Guarantor(s):

By signing below, each of the undersigned Guarantors in his/her individual capacity acknowledges receipt of a copy of the Disclosure, agrees to the terms and provisions of this Letter and Section 3 of the Disclosure, and individually guarantees payment of the Credit, together with all liability under any swap, derivative, hedge or similar transaction or arrangement related to said Credit, up to a maximum principal amount of $105,000.00 (the “Guaranteed Indebtedness”), plus interest, costs and fees as described in the Disclosure.  Guarantor’s address is:  6635 E Sage Lane, Parker, CO  80138.  In addition, each Guarantor understands that this Guaranty is effective upon Guarantor’s execution and delivery of the Guaranty to Bank and that the Guaranty will continue until terminated in the manner set forth in the section of the Disclosure entitled “Duration of Guaranty”.  No formal acceptance by Bank is necessary to make the Guaranty effective.

Gordon E. Beckstead

/s/ Gordon E. Beckstead
Name: Gordon E. Beckstead

Job #1697533203 Application #889540340  Revolving Line of Credit   1   08/28/2007  Vers. 2

Guarantor Acknowledgment by Individual Guarantor(s):

By signing below, each of the undersigned Guarantors in his/her individual capacity acknowledges receipt of a copy of the Disclosure, agrees to the terms and provisions of this Letter and Section 3 of the Disclosure, and individually guarantees payment of the Credit, together with all liability under any swap, derivative, hedge or similar transaction or arrangement related to said Credit, up to a maximum principal amount of $105,000.00 (the “Guaranteed Indebtedness”), plus interest, costs and fees as described in the Disclosure.  Guarantor’s address is:  7276 Orion St, Arvada, CO  80007-0000.  In addition, each Guarantor understands that this Guaranty is effective upon Guarantor’s execution and delivery of the Guaranty to Bank and that the Guaranty will continue until terminated in the manner set forth in the section of the Disclosure entitled “Duration of Guaranty”.  No formal acceptance by Bank is necessary to make the Guaranty effective.

Victor J Yosha

/s/ Victor J. Yosha
Name: Victor J Yosha

Job #1697533203 Application #889540340  Revolving Line of Credit   1   08/28/2007  Vers. 2